UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2011

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Casella Waste Systems, Inc. (the “Company”) has reached an agreement to settle previously-disclosed allegations of technical violations of its May 17, 2002 Assurance of Discontinuance (“AOD”) with the Vermont Attorney General’s Office (“AG”), which related to the conduct of the Company’s business in Vermont as relates to certain contract terms applicable to its small commercial container customers.  On April 25, 2011, the AG asserted that the Company violated the terms of the AOD, and that the Company pay a civil penalty of approximately $4.8 million.  The settlement agreement requires the Company to pay a civil penalty in the amount of $1.0 million, in staged payments starting in August 2011 and concluding on December 30, 2011, and extends some of the conditions of the AOD for ten (10) years from entry of the Order.  The settlement agreement also requires the Company to institute certain policies, procedures and employee training regimens applicable to the Company’s affected Vermont employees to ensure that all contracts used by the Company for the provision of services to its small commercial container customers are in compliance with the AOD.  The obligation to pay the civil penalty will become binding upon approval of the Revised Final Judgment of Consent and Order by the Vermont Superior Court Washington Unit, Civil Division.

Item 9.01 — Financial Statements and Exhibits.

(d)           Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: August 12, 2011	By:	/s/ John W. Casella

John W. Casella Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Casella Waste Systems, Inc. dated August 12, 2011.